EXHIBIT 99.1

Skyline Medical Reports Second Quarter 2016 Financial Results

Conference call to be held August 17, 2016 at 12:00 p.m. Eastern time

MINNEAPOLIS, Aug. 15, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications, reports financial results for the three and six months ended June 30, 2016.

Highlights of the second quarter of 2016 and recent weeks include:

  Sold a fourth STREAMWAY System unit to a top-ranked U.S. hospital system for its headquarters location
  Hired new Vice President of Sales to lead renewed sales initiative targeting both direct and distributed channels
  Received ISO 13485:2003 certification for the STREAMWAY System
  Signed a reseller agreement granting MUNRO Enterprises LLC certain exclusive rights to market and distribute the STREAMWAY System to the U.S. federal government including U.S. Department of Veterans Affairs, U.S. Department of Defense and U.S. Health and Human Services facilities
  Exhibited at AHRA, the Association for Medical Imaging Management, the professional organization representing management at all levels of hospital imaging departments, freestanding imaging centers, and group practices from July 31 through August 3.
  Presented at the Association for Radiologic & Imaging Nursing (ARIN) 35th Annual Spring Convention
  Exhibited at the Association of Veterans Affairs Surgeons (AVAS) conference
  Tucson Medical Center's radiology department issued a case study showing the STREAMWAY System reduced waste fluid disposal costs per procedure by 77.6% and generated a positive ROI within the first nine months of use
  Reported cash, cash equivalents and marketable securities of $2,140,165 at June 30, 2016
  Adjourned annual meeting of stockholders to reschedule vote for proposals to increase authorized share capital to support the Company’s capital markets and funding strategy and to effect a reverse stock split

Management Commentary

“We were very encouraged by the fourth purchase of a STREAMWAY System by a world-renowned institution earlier this month, and are looking forward to capturing the additional revenue derived from the ongoing sale of disposable products,” said Dr. Carl Schwartz, Interim Chief Executive Officer of Skyline Medical.  “We are working hard to broaden awareness of the exceptional benefits of our product, and exhibited STREAMWAY at several important industry conferences.  Despite these efforts, we failed to sell any units during the second quarter.  We know that once we are able to install a STREAMWAY system in a facility our success rate is very high – approaching 98% – and with a very short sales cycle.  However, the time from contact to trial can be quite long, owing to facility infrastructure and construction, and surgical schedules.”

“Our new Vice President of Sales, Peter Alex, is focused on both direct and distributed sales and his experience at multinational and emerging companies will benefit Skyline and improve trialing.  In addition, his multinational experience will be important when we gain approval from regulatory authorities in Canada and Europe.  The ISO 13485:2003 certification received in June is a vital achievement and forms the initial basis for our regulatory strategy outside the U.S.”

Dr. Schwartz continued, “Although a majority of votes cast at our annual meeting in July were in favor of our proposals to increase the number of authorized shares and to effect a reverse stock split, the votes did not exceed half of our shares outstanding.  Therefore, we have called a Special Meeting of Stockholders or September 15 to vote again on revised versions of those two proposals.  The first is an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 200 million, rather than to 600 million as previously proposed.   We have minimal authorized share capital left with which to raise funds, and we need to raise capital to build our sales organization and continue product development.  Equity capital is our only option as we don’t believe we are eligible for loans on reasonable terms.”

“The second revised proposal is for a reverse stock split that would limit the ratio to not less than 1-for-2 and not more than 1-for-25, compared with the maximum 1-for-50 previously proposed.  Continued listing on NASDAQ requires a minimum bid price of $1.00 per share.  If we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions. And while a growing and successful business surely will drive our stock higher, we are facing a NASDAQ deadline, and we don’t have the luxury of time. We believe the only way to meet the NASDAQ requirement in time, or to be eligible for an extension, is to get approval now for a reverse-split. If we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions.”

“In conclusion, we have made good progress and I believe we are poised for future growth with an exceptional product, however it takes capital to support the business,” Dr. Schwartz added.

Financial Results

Revenue for the second quarter of 2016 was $85,422, compared with $234,012 for the second quarter of 2015.  Revenue was derived solely from sales of disposable products during the second quarter of 2016, compared with sales of both STREAMWAY Systems and disposable products in the second quarter of 2015.

Gross profit for the second quarter of 2016 was $48,656, or 57% of revenue, compared with $150,446, or 64% of revenue, for the same period in 2015.

Total operating expenses for the second quarter of 2016 were $2,609,937, compared with $1,146,558 for the second quarter of 2015.  The increase in operating expenses was primarily due to higher general and administrative expenses related to a separation agreement with the former chief executive officer and increased investment banking and other professional expenses.

Net loss available to common shareholders for the second quarter of 2016 was $2,561,281, or $0.04 per share, compared with a net loss available to common shareholders for the second quarter of 2015 of $1,185,327, or $0.36 per share.

Revenue for the six months ended June 30, 2016 was $182,326, compared with $385,286 for the same period of 2015. Revenue was derived solely from the sale of disposable products during the first half of 2016, compared with sales of both STREAMWAY Systems and disposable products in the first half of 2015.

Gross profit for the six months ended June 30, 2016 was $59,677, or 33% of revenue, compared with $205,752, or 53% of revenue, for the six months ended June 30, 2015.  Gross margin was reduced due to the replacement of original STREAMWAY units with latest generation product at no charge to customers. This replacement is now complete and the gross margin for the second half of 2016 is expected to be higher than the gross margin for 2015.

Net loss available to common shareholders for the six months ended June 30, 2016 was $4,737,650, or $0.11 per share, compared with a net loss available to common shareholders for the six months ended June 30, 2015 of $1,411,122, or $0.44 per share.

The Company had cash, cash equivalents and marketable securities of $2,140,165 as of June 30, 2016, compared with $4,856,232 as of December 31, 2015.  The Company used $2,784,616 in cash to fund operations during the first half of 2016.

Conference call and Webcast

Skyline Medical management will host a conference call beginning at 12:00 p.m. Eastern time on Wednesday, August 17th to discuss second quarter financial results and answer questions.  Management will also provide a business update and discuss recent events and upcoming milestones.

To access the conference call, dial (844) 751-1093 from within the U.S. or (574) 990-2954 from outside the U.S. All listeners should provide passcode 65798848. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website at www.skylinemedical.com.

Following the conclusion of the conference call, a telephone replay will be available through August 23, 2016 and can be accessed by dialing 855-859-2056 from within the U.S. or 404-537-3406 from outside the U.S.  All listeners should provide passcode 65798848.  The webcast will be available for 30 days.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids.  As of June 30, 2016, Skyline Medical customers have installed 94 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S.  For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical
Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

 (Tables to follow)

SKYLINE MEDICAL INC.
CONDENSED STATEMENTS OF OPERATIONS and OTHER COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$85,422	$234,012	$182,326	$385,286

Cost of goods sold	36,766	83,566	122,649	179,534

Gross margin	48,656	150,446	59,677	205,752

General and administrative expense	2,262,481	856,219	3,951,057	728,424

Operations expense	244,840	151,313	635,206	172,630

Sales and marketing expense	102,616	139,026	211,064	372,983

Interest expense	-	189,215	-	342,837

Total Expense	2,609,937	1,335,773	4,797,327	1,616,874

Net loss available to common shareholders	(2,561,281)	(1,185,327)	(4,737,650)	(1,411,122)

Other comprehensive gain
Unrealized gain from marketable securities	3,028	-	5,878	-

Comprehensive (loss)	$(2,558,253)	$(1,185,327)	$(4,731,772)	$(1,411,122)

Loss per common share - basic and diluted	$(0.04)	$(0.36)	$(0.11)	$(0.44)

Weighted average shares used in computation - basic and diluted	67,380,076	3,263,356	42,738,140	3,182,706

SKYLINE MEDICAL INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015

Current Assets:
Cash and cash equivalents	$583,044	$4,856,232
Certificates of Deposit	701,243	-
Marketable Securities	855,878	-
Accounts Receivable	23,566	38,283
Inventories	292,160	231,740
Prepaid Expense and other assets	221,187	271,579
Total Current Assets	2,677,078	5,397,834

Fixed Assets, net	121,469	139,598
Intangibles, net	96,130	94,987

Total Assets	$2,894,677	$5,632,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$750,473	$650,413
Accrued Expenses	798,921	864,295
Deferred Revenue	5,000	5,000
Total Current Liabilities	1,554,394	1,519,708

Accrued Expenses	555,104	-

Total Liabilities	2,109,498	1,519,708
Commitments and Contingencies	-	-
Stockholders Equity:
Series B Convertible Preferred Stock, $.01 par value, 10,000,000 authorized, 80,624 and 1,895,010 outstanding	806	18,950
Common Stock, $.01 par value, 100,000,000 authorized, 77,697,393 and 5,206,428 outstanding	776,983	52,063
Additional paid-in capital	45,231,599	44,534,135
Accumulated deficit	(45,230,087)	(40,492,437)
Accumulated Other Comprehensive income	5,878	-
Total Stockholders' Equity	785,179	4,112,711

Total Liabilities and Stockholders' Equity	$2,894,677	$5,632,419

Contacts:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777
  or
Bruce Voss
bvoss@lhai.com
310-691-7100